Exhibit 99.1

FOR IMMEDIATE RELEASE

THL Credit Announces Second Quarter 2014 Financial Results

Declares a Dividend of $0.34 Per Share

BOSTON – August 11, 2014 – THL Credit, Inc. (NASDAQ: TCRD) (“THL Credit” or the “Company”), a direct lender to middle market companies, today announced financial results for its fiscal second quarter ended June 30, 2014. Additionally, THL Credit announced that its Board of Directors has declared a third fiscal quarter 2014 dividend of $0.34 per share payable on September 30, 2014, to stockholders of record as of September 15, 2014.

HIGHLIGHTS

($ in millions, except per share amounts)
Portfolio results	As of June 30, 2014
Total assets	$791.8
Investment portfolio, at fair value	$742.4
Net assets	$450.2
Net asset value per share	$13.28
Weighted average yield on investments	11.1%

	Quarter ended June 30, 2014	Quarter ended June 30, 2013
Portfolio activity
Total portfolio investments made, at par	$68.6	$142.3
Number of new portfolio investments	3	6
Number of portfolio investments at end of period	59	46
Operating results
Total investment income	$23.7	$22.7
Net investment income	$12.9	$13.3
Net increase in net assets from operations	$9.3	$15.6
Net investment income per share	$0.38	$0.49
Dividends declared per share	$0.34	$0.34

Sam W. Tillinghast, THL Credit’s new co-chief executive officer and co-chief investment officer, said, “We are pleased with our results this quarter. We deployed $69 million of capital this quarter into three new and seven existing portfolio companies. In a challenging market environment, the strength of our national origination platform continues to generate attractive opportunities in addition to those generated by our current portfolio, with many companies requiring capital for expansion and growth. The $63 million of repayments and sales in the portfolio early this quarter generated accretive earnings from fees, accelerated income from unamortized discounts and realized gains. Additionally, certain equity investments continue to provide earnings contributions from periodic dividends.”

Christopher J. Flynn, THL Credit’s new co-chief executive officer and co-chief investment officer, commented, “We continue to face a competitive investment environment but remain patient and prudent, as we have since our inception, in deploying shareholder capital in investments that we believe provide the most attractive risk-adjusted returns. Our recently upsized credit facility in April, at reduced pricing and an increase in tenor, has provided us with the additional capacity to acquit our pipeline with a lower cost of capital.”

James K. Hunt, THL Credit’s former CEO, who will continue to serve as its chairman, added, “The promotion of Sam and Chris to the co-CEO and co-CIO roles, effective July 31st, was a textbook succession plan executed by a well-seasoned executive team over a comfortable period of time to enable THL Credit to maintain close continuity with shareholders, borrowers, lenders and our investment origination sources. The Board and I are confident in Sam and Chris’ leadership and the continuing management team of Hunter Stropp, President, Terry Olson, COO and CFO, and Stephanie Sullivan, Chief Legal Officer and General Counsel.”

PORTFOLIO AND INVESTMENT ACTIVITY

In the second quarter, THL Credit closed on $43.1 million in three new investments and $25.5 million in follow-on investments in seven existing portfolio companies.

Investments for the quarter included:

•	$17.0 million investment in the second lien term loan of Alex Toys, LLC, a manufacturer and distributor of toys and games, headquartered in Northvale, NJ;

•	$13.7 million investment in the second lien term loan in Aerogroup International, Inc. (“Aerogroup”) and $1.1 million equity investment in an affiliated entity of Aerogroup, a women’s footwear brand, headquartered in Edison, NJ;

•	$6.6 million investment in the first lien notes in Thibaut, Inc (“Thibaut”) and $4.7 million equity investment in an affiliated entity of Thibaut, a designer and distributor of wallpaper and fabrics, headquartered in Newark, NJ; and

•	Follow-on investments of $9.9 million in the second lien term loan of Connecture, Inc.; $3.2 million in the senior secured term loan of Wheels Up Partners LLC; $3.0 million in the senior secured subordinated bridge loan of OEM Group, Inc.; $2.9 million in the secured term loan of Key Brand Entertainment Inc.; $2.6 million in the senior secured term loan of Airborne Tactical Advantage Company, LLC; $2.2 million in the revolving loan of Loadmaster Derrick & Equipment, Inc.; and $1.7 million equity investment in an affiliated entity of Igloo Products Corp.

Notable realizations for the quarter included:

•	$28.1 million in proceeds from the repayment of THL Credit’s debt investment in NCM Group Holdings, LLC , which includes a prepayment premium of $1.3 million;

•	$13.2 million from the repayment of THL Credit’s debt investment in Cydcor LLC. at par;

•	$10.3 million from the partial sale of THL Credit’s debt investment in Blue Coat Systems, Inc., which includes a realized gain of $0.4 million; and

•	$9.8 million from the sale of the senior secured loan of Hostway Corporation.

These transactions bring the total fair value of THL Credit’s investment portfolio to $742.4 million across 59 portfolio investments at the end of the second quarter. The weighted average yield on new investments made this quarter was 11.5 percent. As of June 30, 2014, the weighted average yield of the debt and income-producing securities in the investment portfolio at their current cost basis was 11.1 percent. The weighted average yield on the debt investments alone at their current cost basis was 10.9 percent. As of June 30, 2014, THL Credit had three loans on non-accrual status with an aggregate amortized cost basis of $39.4 million and fair value of $30.2 million, or 5.3 percent and 4.1 percent of the portfolio’s amortized cost and fair value, respectively.

As of June 30, 2014, THL Credit’s investment portfolio at fair value was allocated 40 percent in first lien debt, including unitranche investments, 31 percent in second lien debt, 20 percent in subordinated debt, and 9 percent in other income-producing and equity securities.

This compares to its portfolio as of Dec. 31, 2013, which had a fair value of $648.9 million across 54 investments allocated 41 percent in first lien debt, including unitranche investments, 24 percent in second lien debt, 24 percent in subordinated debt and 11 percent in other income-producing equity securities. The weighted average yield of the debt and other income-producing securities in the investment portfolio at their cost basis as of Dec. 31, 2013, was 11.7 percent. The weighted average yield on the debt investments alone at their cost basis as of Dec. 31, 2013 was 11.4 percent. As of Dec. 31, 2013, THL Credit had two loans on non-accrual status with an aggregate amortized cost basis of $21.0 million and fair value of $16.8, or 3.2 percent and 2.6 percent of the portfolio’s amortized cost and fair value, respectively.

RESULTS OF OPERATIONS

Investment income

Total investment income for the three months ended June 30, 2014 and 2013 was $23.7 million and $22.7 million, respectively, and consisted of $20.0 million and $15.4 million of interest income on debt securities (which included $0.6 million and $0.9 million, respectively, of PIK interest and $1.3 million and $0.8, respectively, of prepayment premiums), $0.6 million and $4.5 million of dividend income, $1.7 million and $1.6 million of interest income on other income-producing securities and $1.4 million and $1.2 million of other income, respectively, primarily related to fees from THL Credit’s managed funds, THL Credit Greenway Fund LLC (“Greenway”) and THL Credit Greenway Fund II LLC and a related investment vehicle (collectively, “Greenway II”).

The increases in investment income from the respective periods were primarily due to the growth in the overall investment portfolio and related interest income and fees related to its managed funds offset by lower dividend income.

Expenses

Expenses for the three months ended June 30, 2014 and 2013 were $10.9 million and $9.4 million, respectively. For the three months ended June 30, 2014 and 2013, base management fees were $2.9 million and $1.7 million, incentive fees totaled $2.3 million and $3.7 million, administrator and other expenses for the same quarters totaled $2.6 million and $1.8 million and fees and expenses related to THL Credit’s credit facility for the same quarters totaled $2.8 million and $1.7 million, respectively. In addition, for the three months ended June 30, 2014 and 2013, THL Credit recorded an income tax provision related to its consolidated blocker corporations and excise tax of $0.3 million and $0.5 million, respectively.

The increase in operating expenses for the respective periods was due primarily to the increase in base management fees related to the growth of the portfolio and credit facility expenses, which was a result of an increase in the credit facility commitments and borrowings outstanding. The increase to other expenses was due to an increase in professional fees and other operating costs related to the growth and maturity of the portfolio. The decrease in incentive fees was due to the receipt of dividend income recognized in respective periods.

Net investment income

Net investment income totaled $12.9 million and $13.3 million, or $0.38 and $0.49 per share based upon weighted average common shares outstanding, for the three months ended June 30, 2014 and 2013, respectively.

The decrease in net investment income for the quarter is primarily attributable to the dividend distributions from equity investments in the same quarter in the prior year.

Net realized gains and losses on investments

THL Credit recognized net realized losses on portfolio investments of $(0.6) million for the three months ended June 30, 2014, related primarily to the ($1.0) million loss on an escrow settlement related to a portfolio investment liquidated in a prior period offset by $0.4 million in gains primarily from the partial sale of Blue Coat Systems, Inc. For the three months ended June 30, 2013, THL Credit recognized a realized gain of $2.8 million related primarily to proceeds received from YP Equity Investors, LLC.

Net change in unrealized appreciation on investments

For the three months ended June 30, 2014 and 2013, THL Credit’s investment portfolio had a net change in unrealized appreciation of $(2.9) million and $(0.7) million, respectively. The net change in unrealized appreciation compared to the same quarters in the prior year was driven by changes in capital market conditions, financial performance of certain portfolio companies and the reversal of unrealized appreciation of investments repaid.

Provision for taxes on unrealized gain on investments

For the three months ended June 30, 2014 and 2013, the Company recognized a provision for tax on unrealized gains of $0.0 million and $0.6 million related to consolidated subsidiaries, respectively.

The change in provision for tax on unrealized gain relates primarily to changes to the unrealized appreciation (depreciation) of the investments held in the taxable consolidated subsidiaries.

Realized and unrealized appreciation (depreciation) on interest rate derivative

For the three months ended June 30, 2014 and 2013, THL Credit’s interest rate derivative agreement, had a net change in unrealized appreciation (depreciation) of $(0.2) million and $0.8 million, respectively. The net change in unrealized appreciation (depreciation) was due to capital market changes impacting swap rates.

For the three months ended June 30, 2014 and 2013, THL Credit recognized a realized loss related to amounts paid on the interest rate derivative of $0.1 million and $0.1 million, respectively.

Net increase in net assets resulting from operations

Net increase in net assets resulting from operations totaled $9.3 million and $15.6 million, or $0.27 and $0.58 per share based upon weighted average common shares outstanding, for the three months ended June 30, 2014 and 2013, respectively.

The decrease in net assets resulting from operations is due to larger equity distributions received in the same period of the prior year and change in unrealized appreciation on investments, benefit for taxes on unrealized gain on investments and tax provision on realized gain on investments.

FINANCIAL CONDITION, LIQUIDITY INCLUDING THE CAPITAL RESOURCES

As of June 30, 2014, THL Credit had cash of $22.2 million, of which $16.7 million was used to settle a payable for an investment purchased early in the third quarter.

THL Credit’s liquidity and capital resources are derived from its revolving credit facility and equity raises and cash flows from operations, including investment sales and repayments, and income earned. The Company’s primary use of funds includes making investments in portfolio companies, payment of dividends to stockholders and funding operating expenses it incurs. THL Credit used, and expects to continue to use, these capital resources, together with proceeds from the turnover within the portfolio and from future public and private offerings of securities to finance its investment objectives.

At June 30, 2014, THL Credit had $313.8 million in outstanding borrowings, which was comprised of $106.5 million outstanding on the Company’s term loan and $207.3 million outstanding on the Company’s revolving credit facility, with a weighted average interest rate of 2.94 percent. During the six months ended June 30, 2014, THL Credit borrowed $197.3 million under its revolving credit facility, increased the size of its term loan facility by $13.5 million and repaid $101.2 million on its revolving credit facility with proceeds from investment prepayments and sales and income earned.

For the six months ended June 30, 2014, THL Credit’s operating activities used cash of $70.2 million primarily in connection with the purchase and sales of investments and its financing activities provided cash of $109.5 million from the Company’s net borrowings and used $23.1 million for distributions to stockholders and $1.8 million for the payment of financing and offering costs.

For the six months ended June 30, 2013, THL Credit’s operating activities used cash of $77.6 million primarily in connection with the purchase and sales of investments and its financing activities provided cash of $126.3 million from net borrowings and common stock offering and used cash of $17.6 million for distributions to stockholders and $1.5 million for the payment of financing and offering costs.

RECENT DEVELOPMENTS

From July 1, 2014 through August 11, 2014, THL Credit closed one new and three follow-on investments totaling $22.9 million in the energy/utilities, healthcare, and business services industries. All of the new investments were senior secured floating rate debt with a combined weighted average yield of 10.4%.

On July 15, 2014, THL Credit received proceeds of $5.1 million from a partial sale of the second lien term loan of Blue Coat Systems, Inc. A realized gain of $0.1 million was recognized.

On July 28, 2014, THL Credit received proceeds of $12.0 million from a the repayment of the second lien term loan of Tectum Holdings, Inc. at par.

On August 7, 2014, the THL Credit’s board of directors declared a dividend of $0.34 per share payable on September 30, 2014 to stockholders of record at the close of business on September 15, 2014.

CONFERENCE CALL

THL Credit will host a conference call to discuss these results and its business outlook on August 12, 2014, at 8:30 a.m. Eastern Daylight Time. The conference call will be led by James K. Hunt, THL Credit’s chairman of the board, Christopher J. Flynn and Sam W. Tillinghast, THL Credit’s co-chief executive officers and co-chief investment officers who succeeded Mr. Hunt on July 31, 2014, and Terrence W. Olson, chief operating officer and chief financial officer.

For those wishing to participate by telephone, please dial (877) 375-9141 (domestic) or (253) 237-1151 (international). Use passcode 73610238. THL Credit will also broadcast the conference call live via its website at www.thlcredit.com. Starting approximately two hours after the conclusion of the call, a replay will be available through August 19, 2014, by dialing (855) 859-2056 (domestic) or (404) 537-3406 (international) and entering passcode 73610238. The replay will also be available on the company’s website.

AVAILABLE INFORMATION

THL Credit’s filings with the Securities and Exchange Commission, press releases, earnings releases, investor presentation and other financial information are available on its website at www.thlcredit.com.

THL CREDIT, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF ASSETS AND LIABILITIES

(in thousands, except per share data)

	June 30, 2014 (unaudited)	December 31, 2013
Assets:
Investments at fair value:
Non-controlled, non-affiliated investments (cost of $731,689 and $645,911, respectively)	$731,178	$648,860
Controlled investments (cost of $11,218 and $0, respectively)	11,218	—
Non-controlled, affiliated investments (cost of $8 and $7, respectively)	8	7

Total investments at fair value (cost of $742,915 and $645,918, respectively)	$742,404	$648,867
Cash	22,219	7,829
Receivable for investments sold	9,783	—
Interest receivable	9,131	7,225
Deferred financing costs	5,627	4,604
Due from affiliate	883	1,025
Receivable for paydown of investments	716	275
Other deferred assets	713	825
Deferred offering costs	184	—
Prepaid expenses and other assets	154	441
Escrow receivable	—	1,800

Total assets	$791,814	$672,891

Liabilities:
Loans payable	$313,801	$204,300
Payable for investment purchased	16,660	4,400
Accrued incentive fees	3,985	3,421
Base management fees payable	2,879	2,243
Deferred tax liability	1,303	2,414
Accrued expenses	1,187	1,617
Accrued credit facility fees and interest	891	567
Interest rate derivative	382	284
Other deferred liabilities	233	—
Accrued administrator expenses	147	158
Due to affiliate	113	474
Income taxes payable	82	71

Total liabilities	341,663	219,949

Net Assets:
Preferred stock, par value $.001 per share, 100,000 preferred shares authorized, no preferred shares issued and outstanding	—	—
Common stock, par value $.001 per share, 100,000 common shares authorized, 33,905 shares issued and outstanding at June 30, 2014 and December 31, 2013, respectively	34	34
Paid-in capital in excess of par	448,902	450,043
Net unrealized appreciation on investments, net of provision for taxes of $1,429 and $2,414, respectively	(1,940)	535
Net unrealized depreciation on interest rate derivative	(382)	(284)
Interest rate derivative periodic interest payments, net	(840)	(613)
Accumulated undistributed net realized gains	—	2,023
Accumulated undistributed net investment income	4,377	1,204

Total net assets	450,151	452,942

Total liabilities and net assets	$791,814	$672,891

Net asset value per share	$13.28	$13.36

THL CREDIT, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

	For the three months ended June 30,		For the six months ended June 30,
	2014	2013	2014	2013
Investment Income:
From non-controlled, non-affiliated investments:
Interest income	$21,721	$16,888	$39,273	$30,779
Dividend income	637	4,527	2,785	4,527
Other income	588	510	1,030	545
From non-controlled, affiliated investments:
Other income	760	747	1,514	1,244
From controlled investments:
Interest income	39	—	39	—

Total investment income	23,745	22,672	44,641	37,095
Expenses:
Base management fees	2,879	1,673	5,402	3,196
Credit facility interest and fees	2,475	1,401	4,565	2,495
Incentive fees	2,321	3,728	5,066	6,040
Administrator expenses	947	761	1,874	1,650
Other general and administrative expenses	725	497	1,310	847
Professional fees	706	415	1,017	641
Amortization of deferred financing costs	328	269	635	765
Directors’ fees	143	159	292	286

Total expenses	10,524	8,903	20,161	15,920
Income tax provision and excise tax	334	496	891	496

Net investment income	12,887	13,273	23,589	20,679
Realized Gain (Loss) and Change in Unrealized Appreciation on Investments:
Net realized (loss) gain on non-controlled, non-affiliated investments	(573)	2,782	(274)	2,782
Net change in unrealized appreciation on investments:
Non-controlled, non-affiliated investments	(2,851)	(681)	(3,460)	1,018

Net realized and unrealized (loss) gain from investments	(3,424)	2,101	(3,734)	3,800
Benefit (provision) for taxes on realized gain on investments	72	(1,097)	(249)	(1,097)
Benefit (provision) for taxes on unrealized gain on investments	14	596	984	67
Interest rate derivative periodic interest payments, net	(114)	(104)	(227)	(208)
Net change in unrealized (depreciation) appreciation on interest rate derivative	(152)	846	(99)	988

Net increase in net assets resulting from operations	$9,283	$15,615	$20,264	$24,229

Net investment income per common share:
Basic and diluted	$0.38	$0.49	$0.70	$0.78
Net increase in net assets resulting from operations per common share:
Basic and diluted	$0.27	$0.58	$0.60	$0.91
Dividends declared and paid	$0.34	$0.34	$0.68	$0.67
Weighted average shares of common stock outstanding:
Basic and diluted	33,905	26,899	33,905	26,609

ABOUT THL CREDIT

THL Credit, Inc. (“THL Credit”) is an externally-managed, non-diversified closed-end management investment company that has elected to be treated as a business development company (BDC) under the Investment Company Act of 1940. THL Credit’s investment objective is to generate both current income and capital appreciation, primarily through investments in privately negotiated debt and equity securities of middle market companies.

THL Credit is headquartered in Boston, with additional investment teams in Los Angeles, New York, Houston and Chicago. THL Credit is a direct lender that invests in subordinated, or mezzanine, debt and second lien secured debt, which may include an associated equity component such as warrants, preferred stock or other similar securities. THL Credit also selectively invests in first lien senior secured loans that generally have structures with higher interest rates, which include unitranche investments. In certain instances, THL Credit will also make direct equity investments and may also selectively invest in more liquid broadly syndicated loans as well as residual interest, or equity, of collateralized loan obligations, from time to time. THL Credit targets investments in middle market companies with annual revenues of between $25 million and $500 million that require capital for growth and acquisitions. THL Credit’s investment activities are managed by THL Credit Advisors LLC, an investment adviser registered under the Investment Advisers Act of 1940.

ABOUT THL CREDIT ADVISORS LLC

THL Credit Advisors LLC (“THL Credit Advisors”) is an investment manager for both direct lending and broadly syndicated high yielding investments through public and private vehicles, collateralized loan obligations, separately managed accounts and co-mingled funds. THL Credit Advisors maintains a variety of advisory or sub-advisory relationships across its investment platform, including THL Credit, Inc. (Nasdaq: TCRD), a publicly traded business development company, and THL Credit Senior Loan Fund (NYSE: TSLF), a non-diversified, closed-end management investment company. Headquartered in Boston, THL Credit Advisors also has investment teams in Chicago, Houston, Los Angeles and New York.

FORWARD-LOOKING STATEMENTS

Statements made in this press release may constitute forward-looking statements. Such statements reflect various assumptions by THL Credit concerning anticipated results and are not guarantees of future performance. The accuracy of such statements involves known and unknown risks, uncertainties and other factors that, in some ways, are beyond management’s control, including the factors described from time to time in filings by THL Credit with the Securities and Exchange Commission. THL Credit undertakes no duty to update any forward-looking statements made herein. All forward-looking statements speak only as of the date of this press release.

Investor Contact:

THL Credit, Inc.

Terrence W. Olson, COO & CFO

800-450-4424

Media Contact:

Sard Verbinnen & Co

Matt Benson

212-687-8080

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